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                                                                  EXHIBIT 10.12


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                       PINNACLE FOODS HOLDING CORPORATION
                                       AND
                                EVAN METROPOULOS

      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of this 25th day of November, 2003 (the "Effective Date") by and between Pinnacle Foods Holding Corporation, a Delaware corporation (the "Company"), with offices at one Old Bloomfield Road, Mountain Lakes, New Jersey 07046 and Evan Metropoulos (the "Executive"). Pinnacle Foods Corporation, a Delaware corporation, and a wholly-owned subsidiary of the Company (the "Operating Company"), is a party to this Agreement as provided herein.

                                    RECITALS

      WHEREAS, the Company, the Operating Company and Executive are parties to an employment agreement, dated June 1, 2001 (the "Prior Agreement"); and

      WHEREAS, on the Effective Date, the Company engaged in a series of transactions (collectively, the "Transaction") pursuant to an Agreement and Plan of Merger by and among the Company, Crunch Holding Corp., Crunch Acquisition Corp. and HMTF PF. L.L.C., in its capacity as representative, dated as of August 8, 2003 (the "Merger Agreement"); and

      WHEREAS, in connection with the consummation of the Transaction, the parties hereby wish to amend and restate the Prior Agreement in the form of this Agreement.

                                    AGREEMENT

      NOW THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties agree that the Prior Agreement is amended and restated in its entirety in the form of this Agreement, as follows:

      1. Employment Period. Subject to Section 3, the Company agrees to continue to employ Executive, and Executive hereby accepts employment with the Company, in accordance with the terms and conditions of this Agreement, during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date and from year to year thereafter unless terminated as provided herein; provided, that in no event shall the employment relationship contemplated by this Agreement extend beyond the fourth anniversary of the Effective Date unless agreed to in writing by the parties and further no termination or expiration of the employment relationship contemplated by this Agreement shall reduce any rights and/or obligations arising under this Agreement (i) as a result of such termination or (ii) during the term of this Agreement and which have accrued prior to any such termination or expiration.

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      2.    Terms of Employment.

            (a) Positions and Duties. During the term of Executive's employment with the Company, Executive shall serve as Senior Vice President of the Company and of the Operating Company (or such other position or positions as Executive and the Chief Executive Officer of the Company shall determine from time to time) and, in so doing shall report to the Chief Executive Officer of the Company (the "CEO"). Executive shall have the authority, duties and responsibilities customarily exercised by an individual serving in such position in a corporation the size and nature of the Company. During the term of Executive's employment with the Company (excluding any periods of vacation and sick leave), Executive shall devote sufficient time to the business and affairs of the Company necessary to discharge the responsibilities assigned to Executive hereunder, as determined by the CEO. It shall not be a violation of this Agreement for the Executive to (i) serve on business, civic or charitable boards and/or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage or provide advice to other businesses or entities with respect to which Executive has made a personal monetary investment or has otherwise created an advisory relationship, so long as the Board has approved such activities and such activities, individually or in the aggregate, do not unreasonably interfere with the performance of Executive's responsibilities in accordance with this Agreement.

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            (b)   Compensation, Benefits and Expenses. During the term of
                  Executive's employment with the Company, Executive shall receive an annual base salary of not less than three hundred fifty thousand dollars ($350,000) ("Annual Base Salary"), which shall be paid in accordance with the customary payroll practices of the Company. In addition, Executive shall be entitled to receive an annual bonus ("Annual Bonus") of up to one hundred fifty thousand dollars ($150,000) upon achievement of performance criteria as shall be established by the CEO and the Board of Directors of the Company (the "Board") or the Compensation Committee thereof. Notwithstanding the above, it is expected that Executive's Annual Base Salary and Annual Bonus target will be increased by the Board upon the consummation of the transactions contemplated by the Agreement and Plan of Reorganization and Merger among Aurora Foods Inc. and Crunch Equity Holding, LLC, dated as of November 25, 2003 (collectively, the "Aurora Transaction"), in light of Executive's additional duties and responsibilities as a result of the Aurora Transaction. The Board will consider such increases at or immediately following the consummation of the Aurora Transaction.

                  (i) During the term of Executive's employment with the Company, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company and the Operating Company ("Investment Plans").

                  (ii) During the term of Executive's employment with the Company, Executive and his family shall be eligible for participation in and shall receive all benefits under, welfare benefit plans, practices, policies and programs applicable generally to other executives of the Company and the Operating Company, including but not limited to comprehensive medical and dental coverage, disability and basic and supplemental life insurance ("Welfare Plans").

                  (iii) Except to the extent that such are changed pursuant to a general change in benefits applicable generally to other executives of the Company and the Operating Company, during the term of Executive's employment with the Company, the Company shall continue to provide Executive with at least the same benefits provided to Executive by the Company and the Operating Company prior to the Effective Date ("Other Benefits").

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                  (iv)  During the term of Executive's employment with the
                        Company, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses associated with performing the duties hereunder in accordance with the policies, practices and procedures of the Company ("Reimbursable Expenses").

                  (v) During the term of Executive's employment with the Company, Executive shall be entitled to paid vacation and paid holidays in accordance with the plans, policies, programs and practices of the Company for its executive officers.

      3.    Termination of Employment.

            (a) Reasons for Termination. Executive's employment with the Company may be terminated (i) by the Company for Cause or without Cause, (ii) by Executive with or without Good Reason, or (iii) by either the Company or the Executive upon Executive's Disability (other than by reason of death). This Agreement shall automatically expire (i) at the end of the month following Executive's death and (ii) unless otherwise agreed to in writing by the parties, as of the fourth anniversary of the Effective Date.

            (b) Definitions. The following terms, as used herein, shall have the following meanings:

                  (i) "Annual Base Compensation" shall mean, at any given time, the aggregate amount of (A) the Annual Base Salary and (B) the then budgeted Annual Bonus for Executive; provided that in no event shall Annual Base Compensation be less than $500,000. Calculations required herein based upon the amount of the Annual Bonus portion of the Annual Base Compensation earned shall be determined as if the Annual Bonus portion of the Annual Base Compensation is earned evenly throughout the year based upon a 365-day year; provided that for purposes of
                        Section 3(c)(i)(A), the Annual Bonus portion of the Annual Base Compensation earned through the date of termination shall (1) be calculated by the Company as of the date of the termination under Section 3(c)(i), taking into consideration (x) for that portion of the then current fiscal year that has elapsed prior to such termination, the Company's performance against the fiscal EBITDA budget for such time period and (y) a reasonable estimation by the Board of the Company's EBITDA performance for the remainder of the fiscal year (such calculation referred to as the

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                        "Estimated Annual Bonus") or (2) if Executive gives a
                        timely notice of objection as provided below, be calculated by the Company based on the EBITDA results the Company actually achieves during the then current fiscal year, based on the performance criteria previously established by the Board (such calculation referred to as "Actual Results Bonus"), with such calculation being made based upon the audited financial statement for such fiscal year (the "Audited Financial Statements") and, in the case of both clause (1) and (2) above, such Annual Bonus as calculated above shall be reduced on a pro rata basis to reflect the actual days of employment elapsed during such fiscal year prior to the date of termination as compared to the total number of days during such fiscal year. Within thirty (30) days of the date of termination under Section 3(c)(i), the Board shall give Executive notice of its calculation of the Estimated Annual Bonus together with a description of the basis and assumptions supporting such projection. In the event Executive gives the Company notice of his objection to such projection within thirty (30) days of the receipt of the notice thereof, then Executive shall be deemed to have waived and released his rights to receive any amounts under clause (1) above and thereafter Executive shall be eligible for the Actual Results Bonus under clause (2) above. Should Executive either expressly accept in writing the Estimated Annual Bonus calculation or fail to give timely notice of objection as provided above, then Executive shall be deemed to have accepted such calculation and to have waived and released his rights to receive any amounts under clause (2) above. In the case of the application of the Estimated Annual Bonus above, the date that Executive accepts or is deemed to have accepted the Board's calculation thereunder and in the case of the application of the Actual Results Bonus above, the date of the issuance of the Audited Financial Statement, in each case is referred to herein as the "Determination Date."

                  (ii) "Cause" shall mean an act of intentional fraud upon the Company that has caused a harm or injury to the Company or the Operating Company, as applicable; provided, however, that (x) the Board shall provide Executive with notice of the particular acts or omissions that are alleged to give rise to such fraud and (y) the Board shall hold a hearing no sooner than ten days after such notice at which Executive shall have the right to address the Board and dispute such allegations. Executive shall have the right to contest a determination of Cause by the Board by

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                        requesting arbitration in accordance with the terms of
                        Section 6 below.

                  (iii) "Change in Control" shall mean, following the Effective
                        Date, (A) any "person" (as such term is used in Section 13(d) of the Exchange Act, other than (x) Crunch Equity Holdings, LLC ("Crunch") or any of its "Affiliates" (as defined below) or (y) a parent entity as contemplated by clause (C) below, becoming the direct or indirect "beneficial owner" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities of the Company, the Operating Company, Crunch or Crunch Holding Corp. (the "Holding Company") representing more than 30% of the combined voting power of any such entity's (or, if Crunch, the Holding Company, the Company or the Operating Company, as applicable, is a direct or indirect wholly-owned subsidiary of another entity (other than any of the aforementioned entities), of any such parent entity's), then outstanding securities and Crunch or its Affiliates do not in the aggregate beneficially own, directly or indirectly, securities representing more than 50% of the combined voting power of the voting securities of the entity whose voting power is being tested above, (B) Crunch, the Holding Company, the Company or the Operating Company merging with or consolidating into any other entity, or the equity holders of Crunch, the Holding Company, the Company or the Operating Company, as applicable, and the holders of voting securities of any other entity participating in a securities exchange (other than a merger, consolidation or exchange which (1) would result in the holders (and/or their Affiliates) of the voting securities of Crunch, the Holding Company, the Company or the Operating Company, as applicable, outstanding immediately prior thereto holding immediately thereafter securities representing more than 50% of the combined voting power of the voting securities of the surviving entity (or, if Crunch, the Holding Company, the Company or the Operating Company, as applicable, is a direct or indirect wholly-owned subsidiary of another entity (other than any of the aforementioned entities), of such parent entity) outstanding immediately after such merger, consolidation or exchange and (2) would result in Executive being a senior vice president of such surviving entity), or (C) the equity holders of Crunch, the Holding Company, the Company or the Operating Company approving a plan of complete liquidation or any agreement or agreements for the sale or disposition by Crunch, the Holding Company,

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                        the Company or the Operating Company, as applicable, in
                        one or a series of related transactions, of all or substantially all of Crunch's, the Holding Company's, the Company's or the Operating Company's assets, as applicable, other than any such plan of liquidation adopted in connection with a merger, consolidation or exchange which does not constitute a Change in Control under the preceding clause (B). For purposes of this
                        Section 3(b)(iii), the term "Affiliate" means any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another person or entity, where the term "control" means (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

                  (iv) "Disability" means (A) Executive's incapacity due to death or a permanent mental or physical illness that prevents Executive from performing his duties hereunder or (B) a physical condition that renders the performance by Executive of his duties hereunder a serious threat to the health and well being of Executive. Disability shall be determined by a physician selected by Executive (or his legal representative) and reasonably acceptable to the Company.

                  (v) "Good Reason" means (A) the assignment to Executive of any position, authority, duties or responsibilities inconsistent with Section 2(a) (including status, offices, titles and reporting requirements), or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities of Executive with the Company, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof specifying the particular action in issue, and provided that a reassignment of Executive's position, authority, duties or responsibilities by the CEO in accordance with
                        Section 2(a) shall not be considered an event described in this clause (A), (B) a material breach by the Company of this Agreement or any stock option agreement between the Company and Executive, which is not cured within 30 days after the receipt of written notice specifying the particular

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                        acts or omissions giving rise to such breach, (C) a
                        reduction, without the prior written consent of Executive, in the amount of annual base salary and/or annual bonus paid to Executive by the Company in any given year as compared to the immediately preceding year (other than as a result of the Company's failure to achieve bonus criteria established by the Board), (D)the relocation, without the prior written consent of Executive, of Executive's principal place of employment more than 30 miles from his current principal place employment if such relocation would increase Executive's commute, or (E) following a Change in Control (i) the failure of Executive to hold the position and have the authority, duties and responsibilities which he holds and has immediately prior to the Change in Control, at the surviving or ultimate parent entity, as applicable, or (ii) the failure of Executive to report solely to the CEO of the surviving or ultimate parent entity, as applicable.

            (c)   Obligations of the Company upon Termination.

                  (i) With Cause; Without Good Reason. If, during the term of this Agreement, the Company shall terminate Executive's employment with the Company for Cause, or Executive shall terminate his employment with the Company without Good Reason, then:

                        (A) the Company shall pay to Executive in cash (x) within 10 days after the date of such termination the sum of (1) any Annual Base Salary earned through the date of termination to the extent not theretofore paid by the Company, (2) any compensation previously deferred by Executive and
                              (3) any vacation pay earned through the date of termination not theretofore paid by the Company, (the aggregate of the sum of clause (x) being, the "Accrued Obligation") and (y) within 10 days after the date of such termination, all Reimbursable Expenses previously incurred but not reimbursed in accordance with this Agreement ("Accrued Expenses"); and

                        (B) the Company shall pay to Executive any amounts arising from Executive's participation in, or benefits under, any Investment Plans (the "Accrued Investments"), which amounts shall be payable in accordance with the term and conditions of the Investment Plans; provided that this Section

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                              3(c)(i)(B) is not intended to require, and shall
                              not be construed to require, any payments to be made in respect of any stock option plan, stock appreciation right or plan, or stock purchase right or plan adopted by the Company, the Holding Company or the Operating Company (collectively, "Equity Plans"), and the terms and conditions of such Equity Plans shall govern the parties' obligations and rights thereunder.

                  (ii) Without Cause; With Good Reason; Disability. If, during the term of this Agreement, the Company shall terminate Executive's employment with the Company without Cause, Executive shall terminate his employment with the Company with Good Reason, or Executive's employment with the Company shall terminate or expire due to Executive's Disability, then:

                        (A) the Company shall pay to Executive in cash within 10 days after the date of such termination the amount of the Accrued Obligation (including the Annual Bonus portion of the Annual Base Compensation that has been earned through the date of termination as determined in accordance with
                              Section 3(b)(i)) and any Accrued Expenses;

                        (B) the Company shall pay to Executive the Accrued Investments in accordance with the terms and conditions of the Investment Plans; provided that this Section 3(c)(ii)(B) is not intended to require, and shall not be construed to require, any payments to be made in respect of any Equity Plans and the terms and conditions of such Equity Plans shall govern the parties obligations and rights thereunder;

                        (C) The Company shall pay to Executive in cash within 10 days after the date of such termination an amount (the "Severance Amount") that is equal to one and one-half (1.5) times the amount of the then current Annual Base Compensation (including the Annual Bonus portion of the Annual Base Compensation targeted for such fiscal year whether or not earned as of the date of termination in accordance with Section 3(b)(i)); and

                        (D) for a period commencing on the date of such termination and continuing for eighteen (18) months

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                              thereafter (the "Severance Period"), the Company
                              shall continue to provide benefits under Welfare Plans and the Other Benefits substantially equivalent to those that were being provided prior to the termination ("Benefit Continuation"); provided, however, that if Executive becomes employed with another employer and is eligible to receive any benefits that are substantially equivalent to those required under the Benefit Continuation coverage, then the Company may terminate such Benefit Continuation coverage insofar as it relates to such equivalent benefit.

            (d) Effect on Benefit Plans. The existence of this Agreement shall not prohibit or restrict Executive's entitlement to participate in the executive compensation, employee benefit and other plans or programs in which executives of the Company or the Operating Company are eligible to participate. Nothing herein shall restrict the Company's or the Operating Company's right to amend any plan, practice, policy or program in a manner generally applicable to similarly situated active executives, in which event Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company.

            (e) No Mitigation. Executive shall not be obligated to seek new employment or take any other action to mitigate the benefits to which Executive is entitled hereunder. Except as contemplated by Section 3(c)(ii)(E) and Section 3(d) with respect to the Benefit Continuation, such benefits shall not be reduced whether or not Executive obtains new employment.

      4. Mutual Release. Payment of the Severance Amount shall be conditioned upon the execution by Executive and the Company of a valid mutual release, to be prepared by the Company, in which Executive and the Company mutually release the other, to the maximum extent permitted by law, from any and all claims either may have against the other that relate to or arise out of Executive's employment or termination of employment, except such claims arising under this Agreement, any employee benefit plan or any other written plan or agreement.

      5.    Excise Taxes.

            (a) Determination and Payment. If it is determined that any payment, distribution or other benefit to Executive, whether pursuant to this Agreement or otherwise (a "Payment"), would be subject to any tax (e.g. excise tax under Section 4999 of the Internal Revenue Code of 1986) other than income tax (such tax, together with any

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                  interest and penalties related thereto are hereinafter
                  collectively referred to as an "Excise Tax"), then the Company shall promptly pay to Executive an additional payment ("Gross-Up Payment") in an amount such that Executive retains, after payment of all taxes, and all interest and penalties with respect thereto (including, without limitation, income tax and Excise Tax imposed upon the Gross-Up Payment), an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The determination of the amount of any Gross-Up Payment shall be made by a certified public accounting firm selected jointly by the Company and Executive (the "Accounting Firm"), the fees and expenses of which shall be paid by the Company.

            (b) Contesting. Executive shall promptly notify the Company of any claim that, if successful, would require the payment of the Gross-Up Payment. Without the consent of the Company, Executive shall not pay such claim prior to the date that the payment of taxes with respect to such claim is due. If the Company notifies Executive in writing prior to such due date that it desires to contest the claim, Executive shall take all actions in connection with contesting the claim reasonably required by the Company (including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company); provided, however, that the Company shall pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any tax (including reasonable attorneys fees, interest and penalties with respect thereto) imposed as a result thereof.

      6.    Claims.

            (a) Arbitration of Claims. Executive and Company shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security Act of 1974, as amended. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a panel of three arbitrators sitting in Morris County, New Jersey or such other location as shall be mutually agreed by the parties. The award of the arbitrators shall be final and nonappealable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR

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                  ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES) REGARDLESS OF
                  WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER APPLICABLE LAW, EXECUTIVE AND THE COMPANY HEREBY EACH WAIVING THEIR RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY SUCH CLAIMS, DISPUTES OR DISAGREEMENTS REGARDLESS OF WHETHER SUCH CLAIM, DISPUTE OR DISAGREEMENT ARISES UNDER THE LAW OF CONTRACTS, TORTS, (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF EVERY KIND AND STRICT LIABILITY WITHOUT FAULT), OR PROPERTY, OR AT COMMON LAW OR IN EQUITY OR OTHERWISE. EXECUTIVE ACKNOWLEDGES THAT BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR, OTHER THAN IN RESPECT OF A DISPUTE OR CONTROVERSY ARISING IN CONNECTION WITH SECTION 13 OR SECTION 14, A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, A CLAIM.

            (b) Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of any action taken pursuant to the terms of this Agreement, or of the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate of 8% per annum.

            (c) Agent for Service of Legal Process. Service of legal process upon the Company with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

      7. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

      8. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provision of this Agreement shall be unaffected thereby and shall remain in full force and effect.

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      9.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company or the Operating Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or the Operating Company, as applicable, would be required to perform if no succession had taken place.

      10. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and Executive; provided that any modification of
Section 18 shall require the written consent of the Company, Executive and the Operating Company.

      11. Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt required to each of the parties as follows:

                  To Executive:

                  Evan Metropoulos
                  890 Ethan Allen
                  Charlotte, VT 06445

                  To the Company:

                  Pinnacle Foods Corporation
                  1 Old Bloomfield Road
                  Mountain Lakes, NJ  07046
                  Attention: General Counsel

      12. Validity. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be full several, this Agreement shall be constructed and enforced as if the illegal, invalid or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms as may be possible to the provision that was determined to be illegal, invalid or unenforceable and such additional provision shall be legal, valid and enforceable.

      13.   Confidential Information.

            (a) The Executive acknowledges that the Company and its subsidiaries have trade, business and financial secrets and other confidential and proprietary information (collectively, the "Confidential Information"). Confidential Information shall not include (i) information that is generally known to other persons or entities who can obtain economic value from its disclosure or use and

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                  (ii) information required to be disclosed by the Executive pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof; provided, however, that before providing such information pursuant to clause (ii) above, Executive shall (A) notify the Company as soon as practicable after receipt of any subpoena or order requiring the production of information so that the Company may have the opportunity to seek a protective order and (B) consult with the Company with respect to any required disclosure.

            (b) During and following the Executive's employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use any Confidential Information except to the extent authorized in writing by the Board or required by any court or administrative agency, other than to an employee of the Company, or its subsidiaries or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company.

            (c) The Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company or its subsidiaries.

      14.   Non-Competition.

            (a) Term of Non-Competition. During the term of this Agreement and in the event the Executive's employment with the Company is terminated or Executive resigns for Good Reason, if applicable, and Executive receives payment of the Severance Amount, for the remainder of the Severance Period, Executive shall not engage in or promote any business within the United States that is principally engaged in the business of manufacturing and marketing food products that directly compete in the same categories as the core products of the Company at the time of termination; provided that the foregoing shall not prohibit Executive from owning less than 10% of the voting securities of any publicly traded company so long as Executive does not otherwise engage in or promote the activities of that company. Executive understands that the restrictions set forth in this Section 14(a) may limit his ability to earn a livelihood in a business similar to the business of the Company or any subsidiary thereof, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to justify clearly such restrictions which, in

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

                  any event (given his education, skills and ability), Executive does not believe would prevent him from earning a living.

            (b) Use of Confidential Information. During the term of this Agreement and during the term of non-competition, Executive will not use Executive's access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 14(b) shall be in addition to and not be construed as a limitation upon the covenants in Section 13 hereof.

            (c) Executive acknowledges that the geographic boundaries, scope of prohibited activities, and duration of this Section 14 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company's and its subsidiaries' proprietary information, plans and services and to protect the other legitimate business interests of the Company and its subsidiaries.

            (d) If any court determines that any portion of this Section 14 is invalid or unenforceable, the remainder of this Section 14 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 14, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

      15. No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

      16. Injunctive Relief. Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Section 13 or
Section 14 by Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Section 13 or
Section 14 by Executive.

      17. Governing Law. The provision of this Agreement shall be constructed in accordance of the laws of the State of Delaware, without giving effect to that state's choice of law provision.

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

      18. Guarantee. The Operating Company hereby guarantees the full and complete performance of each of the obligations of the Company under this Agreement.

      19. Prior Agreement. Effective as of the Effective Date, Executive hereby releases and forever discharges the Company and its affiliates from any and all claims and obligations arising out of or resulting from the Prior Agreement. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable.

                  [remainder of page intentionally left blank]

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

      IN WITNESS WHEREOF, this Agreement is hereby executed as of the date and year first above written.

                       PINNACLE FOODS HOLDING CORPORATION

                       /S/ M. KELLEY MAGGS
                       ---------------------------------

                       Name:  M. Kelley Maggs
                       Title: Senior Vice President

                       For purposes of Section 18

                       PINNACLE FOODS CORPORATION

                       /S/ M. KELLEY MAGGS
                       ---------------------------------

                       Name:  M. Kelley Maggs
                       Title: Senior Vice President

                       EXECUTIVE

                       /S/ EVAN METROPOULOS
                       ---------------------------------
                       Evan Metropoulos

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